Contact:
Euronet Worldwide, Inc.
Stephanie Taylor
+1-913-327-4200

Euronet Worldwide Reports First Quarter 2015 Financial Results

LEAWOOD, KANSAS, USA - April 28, 2015 - Euronet Worldwide, Inc. (“Euronet” or the “Company”) (NASDAQ: EEFT), a leading electronic payments provider, reports first quarter 2015 financial results.

Euronet reports the following consolidated results for the first quarter 2015 compared with the same period of 2014:

•	Revenues of $395.2 million, a 12% increase from $353.3 million (25% increase on a constant currency(1) basis).

•	Operating income of $32.2 million, a 32% increase from $24.4 million (55% increase on a constant currency basis).

•	Adjusted EBITDA(2) of $52.4 million, a 20% increase from $43.6 million (38% increase on a constant currency basis).

•	Net income attributable to Euronet of $7.2 million or $0.13 diluted earnings per share, compared with net income of $16.0 million or $0.30 diluted earnings per share.

•	Adjusted cash earnings per share(3) of $0.56, a 22% increase from $0.46.

•	Transactions of 635 million, an 8% increase from 590 million.

See the reconciliation of non-GAAP items in the attached financial schedules.

"For the first quarter, we delivered 55% constant currency operating income growth and 22% adjusted cash EPS growth - the ninth consecutive quarter we have achieved double-digit, year-over-year adjusted cash earnings per share growth," stated Michael J. Brown, Euronet's Chairman, Chief Executive Officer and President. "Each segment delivered strong constant currency operating results. Money transfer had another outstanding quarter benefiting from continued organic growth, the launch of the Walmart-2-Walmart product and the acquisition of HiFX. epay contributed double-digit operating income growth for the second consecutive quarter driven by continued expansion of non-mobile content. And, EFT further expanded its ATM and POS networks across Europe and India."

The Company produces approximately 70% of its revenue outside of the United States and, therefore, when the results were translated to U.S. dollars, foreign currency fluctuations significantly impacted the Company's first quarter reported results. As compared to the U.S. dollar, year-over-year, the euro, the Hungarian forint and the Polish zloty each declined by 18%, the Brazilian real declined 17%, the Australian dollar declined 12%, and the British pound declined 8%. Consistent with previous periods, constant dollar growth rates have been presented to isolate the impact of the foreign currency changes and present the underlying fundamental growth of the business.

Segment and Other Results
The EFT Processing Segment reports the following results for the first quarter 2015 compared with the same period or date in 2014:

•	Revenues of $74.7 million, compared with $74.6 million (14% increase on a constant currency basis).

•	Operating income of $11.4 million, an 11% decrease from $12.8 million (4% increase on a constant currency basis).

•	Adjusted EBITDA of $18.6 million, an 8% decrease from $20.2 million (8% increase on a constant currency basis).

•	Transactions of 303 million, a 1% increase from 301 million.

•	Operated 20,863 ATMs as of March 31, 2015, a 12% increase from 18,558.

Constant currency revenue, adjusted EBITDA and operating income growth was driven by a 12% expansion of the ATM networks, primarily in India and Europe, and an increase in the number of value added transactions on both ATMs and point of sale terminals. The EFT results for the first quarter were constrained by a Company-initiated contract amendment and extension with one of our largest European customers, which resulted in a lower fee per transaction over an extended duration. Had the Company not made this amendment, the EFT Segment's constant currency revenue and operating income would have grown 18% and 23%, respectively.

Transactions grew 1%, primarily from growth in Europe, partially offset by transaction declines in China and India. Revenue, adjusted EBITDA and operating income growth outpaced transaction and ATM growth due to higher sales of value added products which earn a higher margin per transaction relative to other EFT products.

The epay Segment reports the following results for the first quarter 2015 compared with the same period or date in 2014:

•	Revenues of $175.9 million, a 5% decrease from $185.1 million (9% increase on a constant currency basis).

•	Operating income of $15.6 million, a 5% increase from $14.9 million (18% increase on a constant currency basis).

•	Adjusted EBITDA of $18.8 million, a 1% decrease from $19.0 million (11% increase on a constant currency basis).

•	Transactions of 318 million, a 14% increase from 280 million.

•	Point of sale ("POS") terminals of approximately 672,000 as of March 31, 2015, a 4% increase from approximately 647,000.

•	Retailer locations of approximately 308,000 as of March 31, 2015, a 7% increase from approximately 289,000.

epay constant currency revenue, operating income and adjusted EBITDA growth was primarily the result of increased sales of non-mobile products, partially offset by certain mobile content transaction declines.

The increase in transactions was largely driven by growth in India, Australia, Germany and the Middle East, partially offset by declines in Brazil, Poland and the U.K. Transactions grew at a faster pace than revenue due to a higher volume of low margin transactions in India and the Middle East.

The Money Transfer Segment reports the following results for the first quarter 2015 compared with the same period or date in 2014:

•	Revenues of $144.8 million, a 54% increase from $94.0 million (65% increase on a constant currency basis).

•	Operating income of $13.8 million, a 254% increase from $3.9 million (303% increase on a constant currency basis).

•	Adjusted EBITDA of $20.5 million, a 141% increase from $8.5 million (169% increase on a constant currency basis).

•	Total transactions of 13.9 million, a 58% increase from 8.8 million.

•	Network locations of approximately 246,000 as of March 31, 2015, a 12% increase from approximately 219,000.

Money Transfer revenues, operating income, adjusted EBITDA and transaction growth were driven by organic growth across the existing Ria business, including the April 2014 launch of the Walmart-2-Walmart product, and the May 2014 acquisition of HiFX. The 58% transaction growth was the net result of a 72% growth in higher value money transfers and a 2% growth in low-value transactions such as bill payment and international mobile recharge.

Corporate and Other reports $8.6 million of expense for the first quarter 2015 compared with $7.2 million for the first quarter 2014. The increase in corporate expense is primarily from a one-time prior year related contingency charge recorded in the first quarter 2014 and increased short- and long-term incentive compensation expense related to improved Company performance.

Balance Sheet and Financial Position
Unrestricted cash on hand was $480.7 million as of March 31, 2015, compared to $468.0 million as of December 31, 2014. Cash increased primarily as a result of cash flows generated from operations, partially offset by foreign currency fluctuations and cash paid for capital expenditures. Total indebtedness was $427.6 million as of March 31, 2015, compared to $425.9 million as of December 31, 2014. Debt increased primarily as a result of convertible note interest accretion, partially offset by term loan payments.

Guidance
The Company currently expects adjusted cash earnings per share for the second quarter 2015, assuming foreign currency exchange rates remain stable through the end of the quarter, to be approximately $0.70.

Non-GAAP Measures
In addition to the results presented in accordance with U.S. GAAP, the Company presents non-GAAP financial measures, such as constant currency financial measures, adjusted operating income, adjusted EBITDA and adjusted cash earnings per share. These measures should be used in addition to, and not a substitute for, revenues, net income, operating income and earnings per share computed in accordance with U.S. GAAP. We believe that these non-GAAP measures provide useful information to investors regarding the Company's performance and overall results of operations. These non-GAAP measures are also an integral part of the Company's internal reporting and performance assessment for executives and senior management. The non-GAAP measures used by the Company may not be comparable to similarly titled non-GAAP measures used by other companies. The attached schedules provide a full reconciliation of these non-GAAP financial measures to their most directly comparable U.S. GAAP financial measure.

(1) Constant currency financial measures are computed as if foreign currency exchange rates did not change from the prior period. This information is provided to illustrate the impact of changes in foreign currency exchange rates on the Company's results when compared to the prior period.

(2)Adjusted EBITDA is defined as net income excluding interest, income tax expense, depreciation, amortization, share-based compensation and other non-operating or non-recurring items that are considered expenses under U.S. GAAP.

(3) Adjusted cash earnings per share is defined as diluted U.S. GAAP earnings per share excluding, to the extent incurred in the period, the tax-effected impacts of: a) foreign currency exchange gains or losses, b) goodwill impairment charges, c) gains or losses from the early retirement of debt, d) share-based compensation, e) acquired intangible asset amortization, f) non-cash interest expense, g) non-cash income tax expense, and h) other non-operating or non-recurring items. Adjusted cash earnings per share represents a performance measure and is not intended to represent a liquidity measure.

Conference Call and Slide Presentation
Euronet Worldwide will host an analyst conference call on April 29, 2015, at 9:00 a.m. Eastern Time to discuss these results. The call may also include discussion of company developments, forward-looking information and other material information about business and financial matters. To listen to the call via telephone, dial 877-303-6313 (USA) or +1-631-813-4734 (outside the USA). The conference call will also be available via webcast at http://ir.euronetworldwide.com. Participants should go to the website at least five minutes prior to the scheduled start time of the event to register. A slideshow will be included in the webcast.

A webcast replay will be available beginning approximately one hour after the event at http://ir.euronetworldwide.com and will remain available for one year.

About Euronet Worldwide, Inc.
Euronet Worldwide is an industry leader in processing secure electronic financial transactions. The Company offers payment and transaction processing solutions to financial institutions, retailers, service providers and individual consumers. These services include comprehensive ATM, POS and card outsourcing services, card issuing and merchant acquiring services, software solutions, cash-based and online-initiated consumer-to-consumer and business-to-business money transfer services, and electronic distribution of prepaid mobile phone time and other prepaid products.

Euronet's global payment network is extensive - including 20,863 ATMs, approximately 76,000 EFT POS terminals and a growing portfolio of outsourced debit and credit card services which are under management in 47 countries; card software solutions; a prepaid processing network of approximately 672,000 POS terminals at approximately 308,000 retailer locations in 34 countries; and a global money transfer network of approximately 246,000 locations serving 138 countries. With corporate headquarters in Leawood, Kansas, USA, and 54 worldwide offices, Euronet serves clients in approximately 165 countries. For more information, please visit the Company's website at www.euronetworldwide.com.

Statements contained in this news release that concern Euronet's or its management's intentions, expectations, or predictions of future performance, are forward-looking statements. Euronet's actual results may vary materially from those anticipated in such forward-looking statements as a result of a number of factors, including: conditions in world financial markets and general economic conditions, including economic conditions in specific countries or regions; technological developments affecting the market for the Company's products and services; foreign currency exchange rate fluctuations; the effects of any potential future computer security breaches; the Company's ability to renew existing contracts at profitable rates; changes in fees payable for transactions performed for cards bearing international logos or over switching networks such as card transactions on ATMs; changes in the Company's relationship with, or in fees charged by, the Company's business partners; competition; the outcome of claims and other loss contingencies affecting the Company; and changes in laws and regulations affecting the Company's business, including immigration laws. These risks and other risks are described in the Company's filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Copies of these filings may be obtained via the SEC's Edgar website or by contacting the Company or the SEC. Any forward-looking statements made in this release speak only as of the date of this release. Euronet does not intend to update these forward-looking statements and undertakes no duty to any person to provide any such update under any circumstances. The Company regularly posts important information to the investor relations section of its website.

EURONET WORLDWIDE, INC.
Consolidated Statements of Income
(unaudited - in millions, except share and per share data)

	Three Months Ended
	March 31,
	2015	2014

Revenues	$395.2	$353.3

Operating expenses:
Direct operating costs	251.4	226.3
Salaries and benefits	60.4	53.5
Selling, general and administrative	33.9	33.0
Depreciation and amortization	17.3	16.1
Total operating expenses	363.0	328.9
Operating income	32.2	24.4

Other income (expense):
Interest income	0.6	0.5
Interest expense	(5.7)	(2.0)
Foreign currency exchange loss	(13.0)	(1.3)
Total other expense, net	(18.1)	(2.8)
Income before income taxes	14.1	21.6

Income tax expense	(7.0)	(5.7)

Net income	7.1	15.9
Net loss attributable to noncontrolling interests	0.1	0.1
Net income attributable to Euronet Worldwide, Inc.	$7.2	$16.0

Earnings per share attributable to Euronet
Worldwide, Inc. stockholders - diluted	$0.13	$0.30

Diluted weighted average shares outstanding	53,625,641	52,763,650

EURONET WORLDWIDE, INC.
Condensed Consolidated Balance Sheets
(in millions)

	As of
	March 31,	As of
	2015	December 31,
	(unaudited)	2014

ASSETS
Current assets:
Cash and cash equivalents	$480.7	$468.0
Restricted cash	42.1	68.0
Inventory - PINs and other	67.1	85.7
Trade accounts receivable, net	298.2	375.6
Prepaid expenses and other current assets	148.0	108.6

Total current assets	1,036.1	1,105.9

Property and equipment, net	121.8	125.3
Goodwill and acquired intangible assets, net	705.0	758.2
Other assets, net	60.1	62.2

Total assets	$1,923.0	$2,051.6

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and other current liabilities	$755.4	$835.5
Short-term debt obligations	12.7	13.4

Total current liabilities	768.1	848.9

Debt obligations, net of current portion	411.7	410.4
Capital lease obligations, net of current portion	3.2	2.1
Deferred income taxes	37.2	39.0
Other long-term liabilities	17.4	18.3

Total liabilities	1,237.6	1,318.7

Equity	685.4	732.9

Total liabilities and equity	$1,923.0	$2,051.6

EURONET WORLDWIDE, INC.
Reconciliation of Net Income to Operating Income (Expense) and Adjusted EBITDA
(unaudited - in millions)

	Three months ended March 31, 2015

	EFT Processing	epay	Money Transfer	Corporate Services	Consolidated

Net income					$7.1

Add: Income tax expense					7.0
Add: Total other expense, net					18.1

Operating income (expense)	$11.4	$15.6	$13.8	$(8.6)	$32.2

Add: Depreciation and amortization	7.4	3.1	6.7	0.1	17.3
Add: Share-based compensation	(0.2)	0.1	—	3.0	2.9

Earnings (expense) before interest, taxes, depreciation, amortization and share-based compensation (Adjusted EBITDA) (1)	$18.6	$18.8	$20.5	$(5.5)	$52.4

	Three months ended March 31, 2014

	EFT Processing	epay	Money Transfer	Corporate Services	Consolidated

Net income					$15.9

Add: Income tax expense					5.7
Add: Total other expense, net					2.8

Operating income (expense)	$12.8	$14.9	$3.9	$(7.2)	$24.4

Add: Depreciation and amortization	7.3	4.1	4.6	0.1	16.1
Add: Share-based compensation	0.1	—	—	3.0	3.1

Earnings (expense) before interest, taxes, depreciation, amortization and share-based compensation (Adjusted EBITDA) (1)	$20.2	$19.0	$8.5	$(4.1)	$43.6

(1) Adjusted EBITDA is a non-GAAP measure that should be considered in addition to, and not a substitute for, net income computed in accordance with U.S. GAAP.

EURONET WORLDWIDE, INC.
Reconciliation of Adjusted Cash Earnings per Share
(unaudited - in millions, except share and per share data)

	Three Months Ended
	March 31,
	2015	2014

Net income attributable to Euronet Worldwide, Inc.	$7.2	$16.0

Foreign currency exchange loss	13.0	1.3
Intangible asset amortization	6.1	4.8
Share-based compensation	2.9	3.1
Income tax effect of above adjustments	(1.2)	(1.0)
Non-cash interest accretion	2.4	—
Non-cash GAAP tax expense	—	0.3

Adjusted cash earnings(1)	$30.4	$24.5

Adjusted cash earnings per share - diluted(1)	$0.56	$0.46

Diluted weighted average shares outstanding (GAAP)	53,625,641	52,763,650

Effect of unrecognized share-based compensation on diluted shares outstanding	312,565	430,352
Adjusted diluted weighted average shares outstanding	53,938,206	53,194,002

(1) Adjusted cash earnings and adjusted cash earnings per share are non-GAAP measures that should be considered in addition to, and not as a substitute for, net income and earnings per share computed in accordance with U.S. GAAP.